Exhibit 10.3

BUSINESS MIGRATION AGREEMENT

This Business Migration Agreement (this “Agreement”) is dated 17 October 2026 and is entered into by Rectitude Holdings Ltd, a Cayman Islands exempted company (“RECT”), Rectitude Pte. Ltd. (the “Operating Buyer”), and INOS Pte. Ltd., a company incorporated in Singapore (“Seller”). RECT and the Operating Buyer are together the “Buyer Parties”; each signatory is a “Party”. The Parties intend an independent migration of the customer relationships and the customer contracts expressly transferred under this Agreement of Seller’s business (the “Migrated Business”) to the Operating Buyer.

1.	Migration and scope

1.1.	Seller shall cooperate in transferring to the Operating Buyer, effective only at Closing and subject to required customer consents (the “Transferred Contracts”), together with the rights to perform and receive revenue for services or goods supplied after Closing under those contracts. The Parties shall execute a separate written novation or assignment for each contract where required.

1.2.	Except for the Transferred Contracts, all intellectual property of the Migrated Business described in Section 1.5, and customer data and rights lawfully transferable. The Operating Buyer assumes only post-transfer performance obligations expressly identified in the applicable novation; no other liability is assumed.

1.3.	Seller shall give reasonable transition assistance for 90 days after Closing, including approved introductions and account history reasonably necessary to serve transferring customers. Neither Party shall represent that a customer has moved before that customer has agreed to the necessary arrangements.

1.4.	Seller hereby assigns to the Operating Buyer at Closing all of its right, title and interest in intellectual property owned by Seller and used in, developed for, or exclusively relating to the Migrated Business, including its applicable trade names, trademarks, domains, websites, copyright, software and source code, designs, technical materials, customer lists, know-how, trade secrets, registrations, applications and associated goodwill, (the “Transferred IP”), together with the right to sue for past and future infringements to the extent permitted by law. Seller shall execute recordable assignments, deliver credentials and repositories, procure inventor and contractor assignments and take reasonable further steps to vest title.

2.	Consideration and issuance

2.1.	In consideration for Seller’s performance and the rights effectively transferred under this Agreement, RECT shall allot and issue 500,000 of its ordinary shares, par value US$0.001 each (the “Consideration Shares”), to Seller at Closing. The Parties acknowledge that the number of shares is a negotiated allocation and makes no representation as to the shares’ market value, the value of the Migrated Business or the value attributed for accounting purposes.

2.2.	The Consideration Shares shall be duly authorized, validly issued, fully paid and nonassessable when issued in accordance with this Agreement, and rank equally with RECT’s existing ordinary shares, subject to applicable transfer restrictions. RECT shall procure registration in its register of members and delivery of reasonable evidence of issuance. No registration rights are granted unless set out in a separate executed agreement.

2.3.	Issuance is subject to an available exemption from, or a transaction outside, Securities Act registration, as determined by RECT’s counsel on the recipient’s facts; applicable Cayman law, Nasdaq requirements, and any required shareholder approval or advance notification must be satisfied before issuance. Seller shall provide a completed investor and beneficial-ownership questionnaire and any reasonably requested supporting documentation. The shares may bear restrictive legends and are not promised to be immediately freely tradable.

3.	Conditions and Closing

3.1.	Closing shall occur by electronic exchange on 01 November 2026, or another date agreed in writing, after satisfaction or waiver (where legally permissible) of the following conditions: (a) corporate approvals of each Party; (b) required third-party and regulatory consents, including all material customer novations and IP assignments and consents; (c) Nasdaq shareholder approval, notice or listing procedures, if applicable; (d) RECT’s confirmation of a lawful share issuance; (e) no injunction prohibiting the transaction; and (f) the representations remaining true in all material respects.

3.2.	At Closing Seller shall deliver signed contract novations and consents, executed IP assignments and access credentials, transition materials permitted by law, and a certificate confirming its representations. RECT shall deliver a board-approved allotment instruction and evidence of entry of the Consideration Shares on its register of members. If a material customer has not consented or material Transferred IP cannot be assigned, the Parties shall identify the deficiency and either defer Closing or sign a specific written allocation of shares and rights; there shall be no deemed assignment or implied reduction of consideration.

3.3.	If Closing has not occurred by November 30, 2026, either Party may terminate by notice unless its material breach caused the delay. Termination does not affect accrued claims, confidentiality or applicable dispute provisions.

4.	Seller representations and covenants

4.1.	Seller represents at signing and Closing that: (a) it is duly organized, authorized to sign and perform, and this Agreement binds it; (b) Each proposed Transferred Contract and its counterparty, term, termination rights, consent requirements and material defaults have been completely and accurately identified; (c) it owns the Transferred IP and has the rights it purports to transfer, free of undisclosed liens and material infringement claims, and has obtained enforceable assignments from relevant creators and has not promised conflicting rights to another person; (d) information supplied concerning the Migrated Business, historical revenue, customer concentration, liabilities and material disputes is accurate in all material respects and omits no fact necessary to make it not misleading; (e) no material customer disputes, termination notices or material adverse changes affecting the Migrated Business has arisen since 01 September 2025; (f) it has complied in all material respects with applicable law in operating the Migrated Business and processing customer information; and (g) it has disclosed any director, officer or substantial-shareholder relationship with RECT or a Buyer Party.

4.2.	Seller shall conduct the Migrated Business in the ordinary course before Closing, promptly notify RECT of customer losses or material developments, obtain consents without misrepresentation, preserve records supporting historical revenue, and provide reasonable access to financial information needed for RECT’s accounting, audit, Nasdaq and SEC disclosure obligations. Seller shall not transfer customer personal data except on a documented lawful basis.

4.3.	For a period of one (1) year following Closing the Seller shall not sell, transfer, pledge, grant an option over or otherwise dispose of any issued Consideration Shares without the Buyer’s prior written consent, except a transfer expressly required under the agreed Shareholders’ Agreement or by law. Transfers after that period remain subject to the Buyer’s constitution, the Shareholders’ Agreement and applicable law. Any permitted transferee must first execute required adherence documents. A permitted transfer does not release the Seller’s warranties, indemnities or other obligations.

5.	Buyer representations

RECT represents that it is duly incorporated and has authority to execute this Agreement and issue the Consideration Shares subject to the conditions in Section 3. The Operating Buyer represents that it has authority to assume the post-transfer obligations expressly accepted under valid novations. Each Buyer Party represents that execution and performance will not violate its constitutional documents or applicable law, subject to required approvals.

6.	Securities representations

Seller represents that it acquires the Consideration Shares for its own account for investment and not with a present view to an unlawful distribution; understands their transfer may be restricted; has had an opportunity to obtain information about RECT and to ask questions; can bear the investment risk; and will provide the information necessary to establish the applicable issuance exemption or offshore safe harbor. Any jurisdiction-specific representations and resale restrictions shall be completed after recipient and placement facts are confirmed. Nothing in this Section waives any claim arising from fraud.

7.	Indemnities and remedies

Seller shall indemnify the Buyer Parties against third-party losses arising from its breach of this Agreement, pre-transfer liabilities or Seller’s pre-transfer operation of the Migrated Business. The Buyer Parties shall indemnify Seller against third-party losses arising from their breach or obligations expressly assumed after an effective transfer. A claimant shall give prompt notice and reasonable control of defense, subject to no settlement imposing non-monetary obligations without consent. Specific performance is available where damages are inadequate, subject to applicable law.

8.	Confidentiality and announcements

Each Party shall protect nonpublic transaction and customer information, using it only to perform this Agreement, except disclosure to advisers, auditors, regulators, Nasdaq, courts or as required by law. RECT controls the timing and text of legally required market announcements and SEC disclosures after reasonable consultation with Seller where practicable. Neither Party shall disclose customer personal data beyond what is lawful and necessary.

9.	General

Each Party bears its own transaction expenses; applicable taxes and transfer charges shall be borne by the seller. This Agreement and executed novations constitute the entire agreement concerning this migration and may be amended only in writing signed by all Parties. No Party may assign this Agreement without the others’ written consent, except an Operating Buyer assignment to a wholly owned RECT subsidiary with continuing RECT responsibility. Invalid provisions shall be severed without affecting the remainder. Counterparts and electronic signatures are permitted.

This Agreement and any non-contractual obligations arising from it are governed by the laws of Singapore. The courts of Singapore have exclusive jurisdiction.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

RECTITUDE HOLDINGS LTD

By:	/s/ ZHANG JIAN
Name:	ZHANG JIAN
Title:	Chief Executive Officer

RECTITUDE PTE. LTD.

By:	/s/ VICTOR AW
Name:	VICTOR AW
Title:	Director

INOS PTE. LTD.

By:	/s/ CHAN HOE KHAN
Name:	CHAN HOE KHAN
Title:	Director

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